UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________

FORM 8-K

_____________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 8, 2019

GREENBACKER RENEWABLE ENERGY COMPANY LLC

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-55610 (Commission File Number)	80-0872648 (IRS Employer Identification No.)

11 East 44th Street, 12th Floor

New York, NY 10017

(Address of Principal Executive Offices)

(646) 237-7884

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On May 8, 2019, Greenbacker Renewable Energy Company LLC (the “Company”) appointed Cynthia Curtis as a director on the Company’s Board of Directors (the “Board”), effective as of May 8, 2019. The Board has determined that Ms. Curtis qualifies as “independent” under the applicable rules of the Nasdaq Stock Market.

Ms. Curtis is Senior Vice President of sustainability stakeholder engagement for Jones Lang LaSalle (“JLL”), responsible for elevating JLL’s sustainability program, Building a Better Tomorrow, embedding it broadly throughout the business and driving meaningful impact with and through JLL’s clients. She serves as JLL’s representative on the World Green Building Association’s Corporate Advisory Board. Ms. Curtis also collaborates with JLL’s Investor Relations team to ensure its investors have a more complete understanding of JLL’s competencies, goals and impacts. Cynthia joined JLL in 2015 to work with clients to design and deliver effective sustainability strategies and initiatives that help achieve their goals. Prior to joining JLL, Ms. Curtis has worked in the public, private and non-profit sectors, including Ceres and CA Technologies, where she served as vice president and chief sustainability officer.

Pursuant to the Company’s Board Compensation Plan, Ms. Curtis’s compensation for her services as an independent director, including her services on any committees of the Company’s Board of Directors, will consist of annual cash compensation of $50,000, as well as an annual grant of Company LLC interests equal in value to $12,500. No family relationships exist between Ms. Curtis and any of the Company’s directors or other executive officers. There are no arrangements between Ms. Curtis and any other person pursuant to which Ms. Curtis was selected as a director, nor are there any transactions to which the Company is or was a participant and in which Ms. Curtis has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

On May 8, 2019, the Company appointed Robert Brennan as a director on the Company’s Board, effective as of May 8, 2019.

Mr. Brennan has served as Co-Chair of the board of directors and as a non-Executive officer of Greenbacker Capital Management LLC (“GCM”) since December 1, 2017. Mr. Brennan was previously a Senior Managing Director and Head of Guggenheim Partners Commercial Real Estate Finance Group where from 2010 to 2017 he build a national commercial mortgage loan origination, servicing and asset management business responsible for nearly $10 billion of loans for client investment portfolios. Additionally, Mr. Brennan was an executive member and founding investor of Pillar Financial, Guggenheim’s GSE licensed lending, mortgage banking, and servicing affiliate which was sold to SunTrust Bank in late 2016. During his 34 year Wall Street career, Mr. Brennan spent the last 26 years focused on real estate in which he played a wide range of roles including trading, origination, structuring and banking, and asset management. Mr. Brennan was involved with a broad array of property and project types ranging from conventional incoming producing to project based transactions. Prior to Guggenheim, he was the Global Head of Credit Suisse’s Real Estate Finance and Securitization Group which was a dominant global leader in the commercial real estate finance industry. Mr. Brennan joined Credit Suisse in November 2000 when it was merged with Donaldson, Lufkin and Jenrette (“DLJ”), where he was a Managing Director and Head of the Commercial Mortgage Group. Mr. Brennan held previous positions at UBS Securities and L.F. Rothschild and started his career in 1983 with E.F. Hutton where he was an Associate in the Investment Banking Division. Mr. Brennan is a graduate of the University of Vermont and holds an M.B.A. from New York University. He is a member of the Board of the Commercial Real Estate Finance Council where he chairs the long-range planning and investment committee.

No family relationships exist between Mr. Brennan and any of the Company’s directors or other executive officers. There are no arrangements between Mr. Brennan and any other person pursuant to which Mr. Brennan was selected as a director. Through his indirect ownership of Greenbacker Group LLC, Robert Brennan indirectly owns 12.4% of GCM, the Company’s investment advisor.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 15, 2019	Greenbacker Renewable Energy Company LLC

	By:	/s/ Charles Wheeler
	Name:	Charles Wheeler
	Title:	Chief Executive Officer, President and Director